Exhibit 10.3

POST-EMPLOYMENT CONSULTING AGREEMENT

This Post-Employment Consulting Agreement (the “Agreement”) is executed on this 9th day of March 2012 by Frederic A. Randall, Jr. (“Consultant”) and United Online, Inc., a Delaware corporation (“Company”) to become effective March 16, 2012.

IN CONSIDERATION FOR the mutual promises and covenants contained herein the parties to this Agreement hereby agree as follows:

1.             Termination of Employment.

(a)           Pursuant to his notice of resignation delivered to the Company on March 5, 2012, Consultant’s employment with the Company shall terminate on the March 16, 2012 (“Termination Date”) and Consultant will not perform any further duties or render any further services to the Company after such date, except for the limited consulting services to be provided pursuant to the terms of this Agreement.  Accordingly, on the Termination Date, Consultant shall incur a separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)           Consultant hereby confirms and agrees that his resignation from the Company is entirely voluntary and is not due to any event or transaction that would constitute grounds for a good reason resignation or involuntary termination pursuant to the terms of his Employment Agreement with the Company dated February 7, 2011 (“Employment Agreement”).

(c)           Notwithstanding any provision to the contrary in any of the award agreements evidencing the equity awards Consultant has received to date from the Company, Consultant shall, as of the close of business on the Termination Date, cease to vest in any additional shares of the Company’s stock under any of his outstanding stock options or restricted stock unit awards from the Company, and Consultant shall not vest in any additional shares of the Company’s common stock under those awards by reason of the consulting services he is to render pursuant to this Agreement.  Consultant shall have a limited three (3)-month period measured from the Termination Date in which to exercise any of his outstanding stock options that are vested on that date.  Upon the expiration of that 3-month period (or any other earlier expiration date of any of his outstanding options), those options shall terminate, and Consultant shall cease to have any further right to acquire shares of the Company’s stock under those options.

(d)           To the extent Consultant is vested on the Termination Date in any outstanding restricted stock unit award, the shares of the Company’s stock subject to the vested portion of that award shall be issued to him in accordance with the issuance provisions in effect for that award under the applicable award agreement.  Consultant’s separation from service on the Termination Date shall not result in any acceleration of the issuance dates for those vested shares.  To the extent Consultant is not vested on the Termination Date in any outstanding restricted stock unit award he has received from the Company, that award will be cancelled at that time, and Consultant shall cease to have any further right or entitlement to receive any shares of the Company’s stock under such cancelled award.

2.             Consulting Services.

(a)           Consultant shall during the one-year period commencing March 16, 2012 and ending March 15, 2013 (the “Consultancy Period”) render to the Company such consulting and advisory services as may be requested from time to time by the Chief Executive Officer of the Company, up to a maximum of twenty-five (25) hours of consulting services during each of the twelve (12) separate one-month periods comprising the Consultancy Period.  In no event shall Consultant perform services under this Agreement at a level that is twenty percent (20%) or greater than the level of services performed by him over the 36-month period ending on the Termination Date.  In his consulting capacity, Consultant shall provide advice and assistance with respect to the formulation and implementation of key strategic objectives for the Company and render such other services as may be reasonably requested of him from time to time during the Consultancy Period.  Consultant shall be available by telephone, e-mail or in person as required to provide the necessary advice and assistance.

(b)           While on the Company’s premises, Consultant shall comply with the Company’s then-current access rules and procedures, including those rules and procedures pertaining to safety, information technology systems, security, and confidentiality.

(c)           Consultant will perform all services required of him pursuant to this Agreement: (i) in a professional manner consistent with industry standards; (ii) in accordance with the standard of care customarily observed with regard to such services in Consultant’s field of expertise; and (iii) in compliance with all applicable laws, rules and regulations.

(d)           Should Consultant fail to comply with the requirements of this Paragraph 2 or otherwise fail to render consulting services in a reasonably satisfactory manner, following written notice of such failure and a reasonable cure period, if such failure continues, the Company shall have the right to terminate this Agreement and the related Consultancy Period upon three (3) days prior written notice to Consultant, and Consultant shall on such termination date cease to be entitled to any further compensation under this Agreement other than any compensation earned but unpaid hereunder as of such date.

3.             Compensation for Consulting Services.  Provided Consultant complies with the terms, conditions and restrictions of this Agreement, he shall be entitled to compensation in accordance with the following terms and conditions:

(a)           For each full or partial month for which Consultant remains available to provide services to the Company pursuant to this Agreement, Consultant shall be compensated at the appropriate rate for that period based on a total compensation amount of $461,800 for the full twelve (12)-month Consultancy Period. Such compensation shall be paid in periodic increments over the Consultancy Period in accordance with the same payroll practices applicable to the Company’s full-time salaried employees.

(b)           As a non-employee independent contractor under this Agreement, Consultant shall be solely liable and responsible for the timely payment of all federal, state and local income taxes, including estimated tax payments, and all SECA (OASDI and Medicare) taxes on the self-employment income consultant realizes upon each periodic payment made to him under this Agreement, and the Company shall have no obligation to withhold any such taxes from those periodic payments. For each taxable year within the Consultancy Period, the Company shall issue a Form 1099 to Consultant indicating the amount of compensation paid to him for that year under this Agreement.

(c)           Notwithstanding any provision to the contrary in this Agreement, the final payment date for any compensation earned under this Agreement shall occur on March 15, 2013 so that all payments made under this Agreement shall qualify for the short-term deferral exception to Section 409A, with each payment hereunder to be treated as a separate payment for purposes of Section 409A.

4.             Reimbursement of Expenses.

(a)           The Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in providing the services required of him pursuant to this Agreement. Consultant must, as to each such expense for which Consultant seeks reimbursement, furnish detailed receipts and other valid documentation for within forty-five (45) calendar days following the later of (i) the date on which that expense is incurred or (ii) the date on which Consultant receives the invoice or billing statement for such expense for the incurred. The Company shall provide Consultant with the requisite reimbursement within thirty (30) business days thereafter; and in no event will any expense be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred. In addition, the following provisions shall apply to such reimbursement arrangement: (i) the amount of expenses eligible for reimbursement in any one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; and (ii) Consultant’s right to the reimbursement of such expenses cannot be liquidated or exchanged for any other benefit.

(b)           Notwithstanding the foregoing, the Company shall in no event reimburse Consultant for any expenses that exceed $2,500 in any one instance or $7,500 in the aggregate unless Consultant obtains the Company’s written authorization of those expenses prior to the incurrence of those expenses. Consultant further acknowledges and agrees that the Company may be required to report to government entities all fees and expenses paid to Consultant under this Agreement, and Consultant shall, accordingly, to provide, at the Company’s reasonable request, any information necessary for the Company to make any such required report.

5.             Return of Company Property.  Consultant shall, within seven (7) days after the Termination Date, return to the Company all Company documents, information, and property, including files, records, computer access codes, and instruction manuals, as well as any Company assets or equipment that Consultant has in his possession or under his control (collectively, the “Company Property”), except for such Company Property as is reasonably necessary for Consultant to provide the consulting services under this Agreement.  Consultant agrees not to keep any copies of the Company Property or any other Company documents or information.  Consultant affirms his obligation to keep all Company Information confidential and not to disclose it to any third party in the future.  Consultant understands that the term “Company Information” includes, but is not limited to, the following: (a) confidential information, including information received from third parties under confidential conditions; and (b) information concerning customers (including customer lists), as well as other technical, scientific, marketing, business, product development, or financial information, the use or disclosure of which might reasonably be determined to be contrary to the interests of the Company.

6.             Reimbursement of Employee Expenses. Consultant shall, within thirty (30) days after the Termination Date, submit his final documented expense reimbursement statement reflecting all business expense Consultant incurred through the Termination Date for which he seeks reimbursement.  Consultant acknowledges that his failure to submit such a statement within this time period will result in his waiver of any right to be reimbursed by the Company for any such expenses.  The Company will reimburse Consultant for any such expenses for which he submits such timely documentation within seven (7) business days after such submission.

7.             Co-operation  Consultant shall cooperate and assist the Company (including making himself available at reasonable times and places) so as to aid the Company in connection with any matters related to his past employment by the Company or about which Consultant is knowledgeable, provided that his cooperation with such matters shall not interfere unreasonably with his subsequent employment, if any. In addition, Consultant shall be available and cooperate with the Company and/or its attorneys with respect to any investigation, litigation, or administrative, judicial or other proceeding where the Company believes he may have knowledge or information that may be relevant to such investigation or proceeding.  Consultant understands that the Company will reimburse him for reasonable out-of-pocket expenses incurred by him with the Company’s authorization as a result of his cooperation with the Company in connection therewith.

8.             Proprietary Information.

(a)           Consultant acknowledges that due to the position that he has occupied as an officer and employee of the Company and the responsibilities he has performed in that capacity, Consultant has received confidential information, including attorney-client privileged information as well as information concerning the Company’s procedures, customers, customer lists sales, prices, contracts, and the like as well as other technical, scientific, marketing, business, product development, and financial information.  Consultant further acknowledges that he will continue to have access to such confidential information during the Consultancy Period. Consultant hereby agrees to keep all such information confidential, and he promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received, while employed by the Company or while serving as a consultant during the Consultancy Period, concerning the Company’s strategies, privileged communications, products and procedures, the identities of the Company’s customers, the Company’s sales, the Company’s prices, the terms of any of the Company’s contracts with third parties, and the like that have been maintained in confidence by the Company, Consultant agrees that a violation by him of the foregoing obligation to maintain the confidentiality of the Company’s confidential information will constitute a material breach of this Agreement.

(b)           Consultant shall, within seven (7) days after the expiration date of the Consultancy Period, return to the Company all Company documents, information, and property, including files, records, computer access codes, and instruction manuals, as well as any Company assets or equipment, that may have come into Consultant’s possession or under his control during the Consultancy Period.  Consultant agrees not to keep any copies of such documents, information or other property following the expiration of the Consultancy Period.

(c)           Consultant specifically confirms that he will continue to comply with the terms of the proprietary information and inventions agreement that he signed with respect to the Company and that the proprietary information agreement will survive this Agreement and remain in full force and effect in accordance with its terms.

9.             Nature of Relationship.

(a)           Nothing in this Agreement shall be interpreted or construed as continuing any employment relationship between Consultant and the Company during the Consultancy Period.  Accordingly, Consultant shall not represent himself as an officer, employee or agent of the Company to any third party, and Consultant’s services under this Agreement shall be rendered solely as a non-employee independent contractor.

(b)           Without limiting the generality of the foregoing, Consultant hereby agrees and confirms that during the Consultancy Period, he will not be entitled to participate in any employee benefit plans, policies or programs of the Company, including (without limitation) group term life insurance or group health benefit plans, workers’ compensation, disability insurance, vacation, sick pay, profit-sharing, cash incentive plans (such as the annual management bonus plan), the Employee Stock Purchase Plan, stock option or other stock-based compensation plans, retirement benefits or 401(k) plan; provided, however, that Consultant may elect to continue coverage for himself and other eligible family members under the Company’s group health benefit plan pursuant to his COBRA rights as a former employee of the Company, but such continued coverage shall be at Consultant’s sole cost and expense.

10.          Termination of Agreement.

(a)           In the event that Consultant breaches any of his obligations under this Agreement, the Company shall have the right, exercisable in its sole discretion, following written notice of such breach and a reasonable cure period if such breach is capable of being cured, and if such breach continues or is not cured, to terminate this Agreement and the related Consultancy Period upon three (3) days prior written notice to Consultant.

(b)           Consultant may terminate the Consultancy Period at any time upon three (3) days prior written notice to the Company.

(c)           Should this Agreement and the related Consultancy Period be terminated pursuant to the provisions of Paragraph 10(a) or 10(b) above, then Consultant shall on such termination date cease to be entitled to any further compensation under this Agreement other than any earned but unpaid compensation hereunder as of such date.

(d)           Unless sooner terminated in accordance with the foregoing provisions of this Paragraph 10, the consulting relationship established under this Agreement and the related Consultancy Period shall terminate on March 15, 2013, and any amounts due and payable to Consultant at that time shall be paid to him on that date.

11.          Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and the heirs, legal or personal representatives of Consultant and successors and assigns of the Company.

12.          Governing Law.  This Agreement is entered into in California and the laws of such State shall apply to it without resort to such State’s conflict-of-laws rules.

13.          Surviving Provisions.  The provisions of this Agreement that, by their nature or content, should reasonably be expected to continue beyond any termination or expiration of this Agreement, including, for the avoidance of doubt, Sections 3(b), 4, 5, 6, 7, 8, 9, 11, 12 and 13, shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year above written to become effective March 16, 2012.

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Mark R. Goldston
Chairman, President and Chief Executive Officer

CONSULTANT

/s/ Frederic A. Randall, Jr.
FREDERIC A. RANDALL, JR.

GENERAL RELEASE

I, Frederic A. Randall, Jr., in consideration for the consulting relationship United Online, Inc. (“United Online”) has offered me following my voluntary resignation of employment with United Online effective March 16, 2012 (the “Termination Date”), do hereby agree to the following general release of all claims I may have against United Online and its affiliates designated below:

1.     On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever release and discharge United Online, its current, former, and future parents, subsidiaries, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees, and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities arising out of or relating in any way to my employment with the Company and the termination of such employment, including, but not limited to, the terms and conditions of my employment and my separation from such employment and good faith disputes regarding my wages and hours of work.

I understand and agree that this Release is a full and complete waiver and release of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, violation of public policy, defamation, personal injury, emotional distress, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act (except for claims for vested benefits under a pension or retirement plan), the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the Older Workers’ Benefit Protection Act, the Fair Labor Standards Act, the provisions of the California Labor Code, and any and all other federal, state, or local constitutional, statutory, regulatory, or common law causes of action now or hereafter recognized, and any claims for attorneys’ fees and costs.  Nothing in this Release shall waive any of the following: (i) rights or claims that arise after the date on which I execute this Release, (ii) claims for salary for work performed through the Termination Date under Section 2(a) of my Employment Agreement with United Online dated February 7, 2011 (“Employment Agreement”) and for reimbursement of expenses under Section 2(c) of the Employment Agreement, (iii) claims I may have for unemployment compensation and worker’s compensation, (iv) claims for health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and claims under ExecUCare arising for medical incidents prior to the Termination Date, (v) claims with respect to vested benefits under a pension or retirement plan governed by the Employee Retirement Income Security Act and claims for refunds to which I may be entitled under the Company’s Employee Stock Purchase Plan, (vi) any claims for indemnification to which I may be entitled by contract or under United Online’s or any its subsidiaries’ Certificate or Articles of Incorporation and Bylaws, (vii) claims and rights that I may assert in response to any claim asserted against me under Section 11 of the Employment Agreement or under applicable law relating to matters described in that Section 11, and (viii) any claims that, as a matter of applicable law, are not waivable or otherwise subject to release.

2.     I do not presently believe I have suffered any work-related injury or illness.

3.     I understand and agree that United Online will not provide me with the opportunity to have a continuing consulting relationship with United Online pursuant to that certain Post-Employment

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Consulting Agreement (“Consulting Agreement”) I am to enter this day with United Online unless I execute and deliver this Release and such Release becomes enforceable and irrevocable under applicable law, and I understand I am not otherwise entitled to such consulting relationship in the absence of such Release, I further understand that I have received or will receive, regardless of the execution of this Release, all undisputed wages owed to me, together with any accrued but unused vacation pay, less deductions, in my final paycheck.  I acknowledge and understand that I am waiving and releasing all claims for disputed wages or other forms of compensation.

4.     I acknowledge that I may discover facts different from or in addition to those which I now know or believe to be true and that this Release shall be and remain effective in all respects even if I discover new or additional facts after I sign this Release.  I expressly waive all rights and benefits conferred upon me by the provisions of Section 1542 of the California Civil Code and/or any analogous law of any other state, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR [COMPANY].

I understand and agree that I am releasing all claims against the Company, even those that I do not currently know or suspect to exist, except those claims described in subparts (i) through (viii) in the second paragraph of Section 1 above.

5.     I agree that I will not disparage the Company or its directors, officers, management, employees, business, services, products, culture or competition, and will not encourage any third parties to do so.  Without limiting the generality of the foregoing, I agree that I will not post disparaging comments in Internet websites or chat rooms or via instant messaging; provided, however, that I understand that nothing in this Release is intended to prevent, impede or otherwise interfere with my ability and/or right to: (a) provide truthful testimony if under subpoena to do so or (b) file a claim with any state or federal agency or to participate or cooperate in such a matter, provided, however, that I hereby acknowledge and agree that I cannot recover any monetary benefits in connection with any such claim.

6.     I represent and warrant that I am the sole owner of all claims relating to my employment with the Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7.     I understand and agree that this Release shall not be construed at any time as an admission of liability or wrongdoing by either myself or the Company.

8.     This Release contains the entire agreement between the Company and me with respect to any matters referred to in the Release and supersedes any previous oral or written agreements.

9.     If any one or more of the provisions contained in this Release is, for any reason, held to be unenforceable, that holding will not affect any other provision of this Release, and this Release

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shall then be construed as if the unenforceable provisions had never been contained in the Release.

10.   I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of this Release before executing this Release.  I understand that I may discuss this Release with an attorney of my choosing before signing this Release.

11.   I acknowledge that this Release was presented to me on March 9, 2012 (the “Release Delivery Date”) and that I am entitled to have twenty-one (21) days from the Release Delivery Date in which to review and consider it.  I understand and acknowledge that the Company advises me to obtain advice concerning this Release from an attorney of my choice before signing this Release. I further represent that I have had sufficient time to review and consider the terms of this Release.  I represent that if I execute this Release before the twenty-one (21)-day review/consideration period has elapsed, I do so voluntarily, and that I voluntarily waive any remaining review/consideration period.  However, I agree and acknowledge that in no event shall I sign and deliver this Release to the Company prior to the close of business on my Termination Date.

12.   I understand that after executing this Release, I have the right to revoke it in writing within seven (7) days after I sign it.  I understand that any revocation of this Release must be made in writing and delivered to the Company at 21301 Burbank Boulevard, Woodland Hills, California 91367, Attention: Charles B. Ammann, within the seven (7) day revocation period.  I understand that my consulting relationship with United Online pursuant to the terms of the Consulting Agreement will not remain in force or effect unless (a) this Release has been fully executed by me and delivered to the Company prior to the expiration of the twenty-one (21) day review period measured from the Release Delivery Date, and (b) the seven (7) day revocation period has passed without my revoking the Release in writing.  I understand that this Release may not be revoked after the seven (7) day revocation period has passed.  Provided and only if the foregoing conditions set forth in this Section 12 have been satisfied in accordance with the applicable time periods, I understand that (i) my consulting relationship with United Online will continue in full force and effect pursuant to the terms of the Consulting Agreement

13. I acknowledge that this Release shall be governed by and construed according to the laws of the State of California, without regard to its conflicts of law principles.  I also consent to the venue and jurisdiction of the state and federal courts located in Los Angeles, California in the event that the Company takes legal action to enforce any of the terms of this Release.

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EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THE FOLLOWING:  I HAVE READ IT; I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT; I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

Date presented to employee: March 9, 2012.

Executed this 16th day of March, 2012.

/s/ Frederic A. Randall, Jr.
Frederic A. Randall, Jr.

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